Exhibit 99.1

Diamondback Energy, Inc. Announces Closing of Acquisition from Brigham Resources

MIDLAND, Texas, March 01, 2017 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback" or the "Company") today announced the closing of its previously announced acquisition of leasehold interests and related assets from Brigham Resources Operating, LLC and Brigham Resources Midstream, LLC ("the Sellers" or "Brigham Resources") for an aggregate purchase price of $2.55 billion. The incremental purchase price is attributable to the acquisition of additional leasehold acreage as well as mineral interests on the properties and other post effective date adjustments.

On February 28, 2017, the Company completed the acquisition of 80,185 net leasehold acres in Pecos and Reeves counties, which includes an incremental 3,866 net leasehold acres from the 76,319 net leasehold acres previously announced in December 2016. Also included are mineral interests covering 1,321 net royalty acres, including an incremental 172 net royalty acres from the 1,149 net royalty acres initially disclosed.

"Diamondback's successful completion of this transaction represents the collective efforts of our team to secure a leading resource footprint in the Southern Delaware Basin. With the transaction completed, our focus now shifts to developing this asset and expanding our track record of achieving efficient, low-cost operations from the Midland Basin into the Delaware Basin," stated Travis Stice, Chief Executive Officer of Diamondback.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements, including specifically the statements regarding the proposed activities associated with the assets included in the acquisition announced above. The forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback's filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com